Exhibit 99.2

STERLING FINANCIAL CORPORATION (Nasdaq: SLFI)

Sterling Financial Corporation is a family of financial services organizations that operates 55 banking locations in south central Pennsylvania and northern Maryland, through its affiliate banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East, Bank of Lebanon County and PennSterling Bank. In addition to its banking affiliates, Sterling’s affiliates include Town and Country Leasing, LLC, Lancaster Insurance Group, LLC, Equipment Finance LLC, a specialty commercial finance company, Sterling Financial Settlement Services, and Sterling Financial Trust Company, which manages $1 billion in assets. In October 2003, Sterling announced it completed its acquisition of Church Capital Management, a Registered Investment Advisor with assets under management of $690 million, and Bainbridge Securities, an NASD securities broker/dealer.

Sterling was recently named one of the 50 fastest growing companies in Central Pennsylvania for the second consecutive year by the Central Pennsylvania Business Journal.

Market Statistics: (based on September 30, 2003 financials)
Stock price: (10/24/03)	P/E LTM:	Trust Preferred (in MM)
$26.28	16.7 x	$55.0
52 week range: (Hi — Low)	EPS 2003 E*:	Shareholder equity: (in MM)
$29.60 — $21.53	$1.62	$206.7
Book value:	P/E 2003 E*:	Shares outstanding: (in MM)
$12.21	16.2 x	$16.9
Dividend: (quarterly ann.)	Avg. daily volume: (3 mos.)	Market cap: (in MM)
$0.72	14,584	$444.8
Yield:	Avg. daily volume: (1 week)	Closely held:
2.74%	19,916	8.83%
* First Call consensus

Loan Portfolio	(9/30/03)	$ MM	%

	Commercial and Industrial	$314	21.5
	Financial	29	2.0
	Commercial Real Estate	431	29.6
	Construction	20	1.4
	Residential Mortgage	86	5.9
	Finance receivables	156	10.7
	Lease financing receiv	111	7.6
	Consumer	310	21.3

	Total	$1,457	100.0

Financial Performance:	(Dollars in thousands except per share data and ratios)

	3Q'03	2Q'03	3Q'02	YTD 2003	YTD 2002

Net interest income	22,004	21,172	19,223	63,751	55,039
Non-interest income, recurring	12,381	11,723	10,878	35,529	33,040
Loan loss provision	872	909	218	2,816	1,018
Non-interest expense, recurring	23,774	22,746	21,206	68,433	64,119
Non-recurring inc. (exp.)	346	40	(89)	390	(480)
Extraordinary items, net	—	—	—	—	—
Net income	7,497	6,944	6,265	21,066	17,946
EPS ($)	0.44	0.41	0.37	1.23	1.07
Assets EOP	2,298,178	2,221,964	2,146,999	2,298,178	2,146,999
RORE	15.40%	14.79%	14.12%	14.92%	14.32%
ROA	1.32%	1.29%	1.19%	1.29%	1.19%
NIM	4.59%	4.66%	4.31%	4.63%	4.28%
Efficiency Ratio	60.00%	59.80%	59.20%	59.60%	60.70%
NPA’s + 90 days / assets	0.22%	0.33%	0.52%	0.22%	0.52%